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                                                                      Exhibit 14

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                          LIONBRIDGE TECHNOLOGIES, INC.


SUBJECT:                   CODE OF BUSINESS CONDUCT OF LIONBRIDGE
                           TECHNOLOGIES, INC. AND ITS SUBSIDIARIES

POLICY NUMBER:
OWNER:
ORIGINAL ISSUE DATE:       10/24/02
LATEST ISSUE DATE:         10/24/02
ISSUED BY:                 Board of Directors of Lionbridge

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PURPOSE:          To set forth and establish compliance with guidelines for
                  proper business conduct.


APPLIES TO:       All Lionbridge subsidiaries worldwide.


POLICY:           It is an important objective of Lionbridge Technologies, Inc.
                  and its subsidiaries (collectively, "Lionbridge") that you, as an employee of Lionbridge, conduct your activities in accordance with all applicable laws, rules and regulations and the highest standards of ethical conduct. We are asking you to affirm your commitment to this objective by reading the guidelines set forth below and complying with them and by annually signing the Employee Statement attached at the end of this policy. This Code of Business Conduct (the "Code") is designed to provide you with general guidance regarding situations that you may encounter as an employee of Lionbridge. If you should confront specific issues or questions regarding the interpretation or application of the Code, consult your manager, your local Human Resources office or the General Counsel of Lionbridge Technologies, Inc. If you have concerns about the Company's accounting or auditing matters, you may report your concerns directly to the Chairperson of Lionbridge's Audit Committee.

                  Company Funds and Other Assets

                  Funds and other assets of Lionbridge must be used only for the legitimate business of Lionbridge and never for private or personal gain. You may not use any funds or other assets of Lionbridge, either directly or indirectly, for illegal payments of any kind, including bribes or "kickbacks" of funds. All information relating to Lionbridge and its funds and other assets must be recorded and reported accurately and honestly. You may not make false or misleading statements pertaining to any information regarding Lionbridge, whether in its books and records or in any financial, environmental or other report to be submitted to a

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                  governmental agency. Further, you may not make or approve any payment or use of assets on behalf of Lionbridge with the intention or understanding that such payment or use is for any purpose other than that described by the supporting documentation.

                  Competition

                  As a general matter, antitrust laws prohibit agreements, however informal, that unreasonably restrict competition. You should use caution with respect to the sharing with customers, vendors or others of certain types of information such as pricing data, projections, salary structures, or plans to enter or exit a market. You should also be aware that in many countries a business cannot lawfully price below cost or engage in other activities that tend to eliminate competition or create barriers to other companies' entering a market. Because antitrust laws differ from country to country, and the consequences of violating them can be severe, you should consult the General Counsel of Lionbridge Technologies, Inc. if questions arise regarding the application of these laws.

                  Confidential Information

                  You are obligated, during and after your employment with Lionbridge, to maintain the confidentiality of, and not to use for your own benefit or the benefit of third parties, proprietary or confidential information of Lionbridge that you receive or to which you are exposed during your employment by Lionbridge. Such information includes, but is not limited to, financial or operating information, personnel information, pricing, customer lists and related information, trade secrets, information about works of authorship, projects, plans and proposals, and information of third parties that Lionbridge is required to maintain as confidential. Any questions regarding your obligations of confidentiality should be directed to the General Counsel of Lionbridge Technologies, Inc.

                  Conflict of Interest

                  You should at all times avoid any activity, investment or interest that could create a conflict between your interests and the best interests of Lionbridge. A conflict of interest arises when your obligation to or relationship with another party affects your independence of judgment in transactions between Lionbridge and that other party, or otherwise conflicts with the proper performance of your duties at Lionbridge. Common types of conflicts of interest include having an interest in, or otherwise having a relationship that would result in your benefiting from, suppliers, contractors, or other parties having a business relationship with Lionbridge. A conflict of interest also arises in the context of dating or intimate personal involvement between supervisors and subordinates, which can be disruptive to the work environment and lead to claims of discrimination or sexual harassment. If you should become aware of a situation that would or has the potential to create a conflict of interest, advise your manager immediately.

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                  Entertainment

                  It is permissible from time to time for an employee of Lionbridge to accept entertainment from vendors, suppliers and customers provided that such entertainment is reasonable and is not for the purpose of improperly influencing business decisions. Employees in purchasing capacities, or who are responsible for the engagement of service providers on behalf of Lionbridge should, however, refrain from accepting entertainment from vendors or suppliers except for the infrequent and modest business lunch. What constitutes reasonable entertainment depends on the situation, but as a rule of thumb, the entertainment should not be of a nature that might be considered lavish or excessive, and its value should not exceed $50.00. Except for the occasional modest business lunch, your acceptance of any entertainment should be approved in advance by your manager.

                  Equal-Opportunity Workplace

                  As a company that has operations and employees in many countries, it is important that any employee from any site be comfortable and welcome at all other site. Lionbridge's commitment to a policy of equal-opportunity employment means that Lionbridge will not tolerate discrimination or harassment of any employee based on race, color, religion, sex, sexual orientation, marital status, age, national origin, disability, veteran status or other factors that are unrelated to the conduct of Lionbridge's business. Furthermore, Lionbridge will not tolerate sexual advances, racial or religious slurs, actions, comments or any other conduct in the workplace that creates an intimidating or otherwise offensive or hostile environment. Along with management, you have a responsibility to ensure that Lionbridge maintains an environment free of hostility. You should report to your manager or the General Counsel of Lionbridge Technologies, Inc. any situations at work that you consider inconsistent with this policy.

                  Gifts and Other Payments

                  As an employee of Lionbridge, you must exercise care to ensure you neither give nor accept any gift or payment for the purpose of unlawfully or improperly influencing business decisions. Accordingly, you may not give or accept gifts of more than nominal value in connection with the business of Lionbridge. In certain instances, the refusal to accept a gift could hurt a legitimate business interest of Lionbridge; in such cases, it may be appropriate to accept a gift. Other than gifts of nominal value, you may not use any funds or assets of Lionbridge for payments, gifts or gratuities of any kind, whether legal or illegal, which directly or indirectly inure to the personal benefit of any party with which Lionbridge does business. Under no circumstances shall you make or accept bribes of any kind, or gifts of money. In some countries the making of certain "facilitating payments" may be permitted, but before making any such payment, you should consult with

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                  the General Counsel of Lionbridge. In the event that you are in doubt or should have questions as to the appropriateness of any gift or payment, contact the General Counsel of Lionbridge.

                  Inside Information

                  "Material inside information" is information pertaining to Lionbridge not known to the public that a reasonable person would consider significant in determining whether to buy, sell or hold Lionbridge stock. You may not buy or sell Lionbridge stock while in the possession of material inside information, nor may your spouse, children or other persons living in your house. You must also refrain from revealing material inside information to such persons and other third parties, including your spouse, children, other relatives and friends. In order to ensure that you do not violate the securities laws governing trading on material inside information, you should make certain that you are familiar with Lionbridge's "quiet period" guidelines. You should be aware that the laws prohibiting trading on material inside information apply to an individual regardless of whether that individual is an employee of Lionbridge. Our Insider Trading policy is on the Intranet Plaza.

                  Political Contributions

                  You may not use any funds or other assets of Lionbridge for contributions or payments to political parties, whether foreign or domestic, political funds or organizations, candidates for public office, or government officials or employees. Many countries, including the United States, prohibit certain types of political contributions by corporations and you should consult the General Counsel of Lionbridge Technologies, Inc. whenever you are considering anything that might constitute a political contribution.

PROCESS: Your compliance with this Code of Conduct is of critical importance to Lionbridge. Violations of this Code may result in disciplinary action, including termination of employment, and even civil or criminal sanctions. You should raise any concerns regarding potential unethical business behavior with your manager or your local Human Resources office, or you may communicate directly with the General Counsel of Lionbridge Technologies, Inc. at 950 Winter Street, Suite 2410, Waltham, MA 02451, (781) 434-6000. The General Counsel of Lionbridge Technologies, Inc. is Peggy Shukur. If you have concerns about the Company's accounting, auditing or related fiscal matters, you may report your concerns confidentially and, if you wish, anonymously by writing directly to Lionbridge's Audit Committee at Lionbridge Technologies, Inc., 950 Winter Street, Suite 2410, Waltham, MA 02451, Attn: Chairperson of the Audit Committee.

                  If you would prefer to report a possible violation of this Code without identifying yourself, you may do so by calling the Lionbridge Compliance Hotline at 1-xxx-

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                  xxx-xxxx and leaving a message. The General Counsel of
                  Lionbridge Technologies, Inc. is responsible for handling all calls received on the hotline. Communications with the General Counsel will be treated as confidential communications between Lionbridge and its attorneys.

                  Lionbridge is committed to enforcing this Code and will not tolerate reprisals against any employee who reports a possible violation of the Code.

            OWNER:  Chief Financial Officer and General Counsel

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                          LIONBRIDGE TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
                                     ANNUAL
                               EMPLOYEE STATEMENT

       As an employee of Lionbridge Technologies, Inc., or one of its subsidiaries, by executing this Employee Statement I hereby acknowledge and certify that:

       (i) I have read and understand the Code of Business Conduct (the "Code") of Lionbridge and its Subsidiaries (collectively, "Lionbridge");

       (ii) I have complied, and will comply, with all provisions of the Code during my employment with Lionbridge;

       (iii) Except as I have disclosed below, I have no knowledge of any violation of the Code;

       (iv) I have disclosed below the identities of any suppliers, customers or competitors of Lionbridge, or other third parties, in which I have an interest or from which I receive a benefit that may create a conflict between my personal interests and the interests of Lionbridge;

       (v) I have read and understand the Statement of Company Policy Regarding Insider Trading and agree to comply with such Statement of Company Policy; and

       (vi) I have made inquiry or otherwise confirmed the applicability or inapplicability to me of Lionbridge's Quiet Period Policy. If applicable to me, I will comply with Lionbridge's Quiet Period Policy.

Employee Name (Print):

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Lionbridge Office:

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Signature:

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Date: ___________________________________________________________________




Disclosures:__________________________________________________________


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